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                                                                    Exhibit 99.1


NEWS RELEASE                                                 [FLAG TELECOM LOGO]
FOR IMMEDIATE RELEASE


MEDIA                                    INVESTORS
Ben Banta (+44 20 7478 9745)             Catherine Nash (+44 20 7317 0894)
bbanta@flagtelecom.com                   cnash@flagtelecom.com

           FLAG TELECOM CLOSES $300 MILLION FINANCING FOR FLAG NORTH
           ---------------------------------------------------------
                                   ASIAN LOOP
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LONDON, 20 August 2001 - FLAG Telecom (Nasdaq: FTHL; LSE: FTL), a leading global network services provider and independent carriers' carrier, today announced that FLAG Asia Limited, a wholly owned subsidiary of FLAG Telecom Holdings Limited, has secured financing for FLAG North Asian Loop (FNAL) of up to $300 million under a syndicated credit facility, (the "Facility") arranged by Westdeutsche Landesbank Girozentrale, New York (WestLB).

Ed McCormack, Chief Operating Officer of FLAG Telecom, said: "The raising of this financing in the current capital market environment is a strong endorsement of the FNAL project and is in line with our strategy of leveraging our projects on a non-recourse basis. To ensure the project was executed on a fast track, we initially funded FNAL completely from our own cash resources and presale proceeds from Level3. The facility therefore releases some of our own funding that we had previously committed to the project. As a result, we have increased our cash resources to support future initiatives and to enhance liquidity in 2002 and beyond.

The development of FNAL has been an important part of our network expansion plan and a major step in our strategy to develop a low-cost, scaleable global IP network. FNAL will be a market leader, offering capacity to the Asian regional markets and leveraging our substantial operational experience in the region."


The Facility has been syndicated to international banks and is a 6 1/2 year project financing term facility at an interest rate of LIBOR plus between 225 to 325 basis points on drawn

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amounts. Under the terms of the Facility, FLAG Telecom Holdings Limited will lend up to $100 million to its subsidiary, which will be reduced if further external lenders are brought into the syndicate group. WestLB acted as lead arranger, administration and security agent and Royal Bank of Scotland acted as documentation agent.

FNAL is the six fibre pair, multi-terabit, intra-Asian system being developed in association with Level3 Communications, Inc. ("Level3") announced in January this year. The Eastern leg of the system, linking Hong Kong to Japan, was developed by Level3 and was commissioned in June. City-to-city services between Hong Kong and Tokyo were initiated this month and the Taiwan spur on this leg is progressing to schedule. Work on the Western leg of the system, being developed by FLAG Telecom and connecting Hong Kong, Korea and Japan, is also progressing to schedule and in June it was announced that an agreement had been reached with Korea Telecom to build and operate the landing station at Pusan, Korea. The fit out of PoPs in the cities served by the system and the establishment of backhaul connections are in progress, with completion expected next year. FLAG Telecom will manage and operate the entire system once integrated. FNAL will be more than 10,000 route kilometres in length and FLAG Telecom and Level 3 will each have three fibre pairs on the system. FNAL uses state-of-the-art DWDM technology and is expected to offer a maximum capacity of 2.5-3.8Tbps. This terabit technology is combined with SDH/SONET networking to provide customers with seamless city-to-city connectivity.

[FLAG NORTH ASIAN LOOP MAP]

                                     # # #

ABOUT FLAG TELECOM
FLAG Telecom is a leading global network services provider and independent carriers' carrier providing an innovative range of products and services to the international carrier community, ASPs and ISPs across an international network platform designed to support the next generation of IP over optical data networks. FLAG Telecom has the following cable systems in operation or under development: FLAG Europe-Asia, FLAG Atlantic-1 and FLAG North Asian Loop. Leveraging this unique network, FLAG Telecom's Network Services business markets a range of managed bandwidth and value added services targeted at carriers, ISPs, and ASPs worldwide. Principal shareholders are: Verizon Communications Inc., Dallah Albaraka Group (Saudi Arabia) and Tyco International Ltd. Recent news releases and information are on FLAG Telecom's website at: www.flagtelecom.com
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FORWARD LOOKING STATEMENT

Statements contained in this Press Release, which are not historical facts may be forward-looking statements, as the term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, those discussed in documents the Company files from time to time with the Securities and Exchange Commission, including the annual report on Form 10-K for the fiscal year ended December 31 2000. The Company cautions readers not to rely on forward-looking statements. The Company disclaims any intent or obligation to update these forward-looking statements.













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